                                                                   EXHIBIT 11.1
                                NEOPHARM, INC.
                      CALCULATION OF EARNINGS PER SHARE
                            FOR DECEMBER 31, 1997

                                        12/31/95      12/31/96      12/31/97
                                      ------------  ------------  ------------

 Net loss for the period               $(1,669,627)  $(1,865,645)  $(2,021,677)

 Weighted average shares outstanding     4,698,446     7,803,412     8,146,746
                                      ============  ============  ============

 Net loss per share                         ($0.36)       ($0.24)       ($0.25)
                                      ============  ============  ============












                                                                             41